  Exhibit 6(h)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made this 25th day of June, 2021 (the “Effective Date”) by and between RF GROCERY, LLC an Illinois limited liability company (“Assignor”) to GK DST – RIVER FOREST GROCERY, a Delaware statutory trust (“Assignee”).

WHEREAS, Assignor is or will become the sole beneficiary of Assignee owning one hundred percent (100%) of the beneficial interests in Assignee:

WHEREAS, Assignor owns those certain parcels or lots of real property identified in Exhibit A attached hereto (the “Property”); and

WHEREAS, Assignor wishes to contribute the Property to Assignee as a contribution to capital; and

WHEREAS, Assignor and Assignee desire to execute this instrument to reflect the contribution of the Property in return to receiving all of the beneficial interests in the Assignee; and

WHEREAS, Assignor desires the books and records of Assignee to reflect their contribution of the Property as a contribution to the capital of Assignee made by Assignor with respect to its ownership interest in Assignee; and

NOW, THEREFORE, WITNESSETH, for and in consideration of the foregoing recitals and good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Assignor does hereby agree to contribute, set over, assign, transfer, and convey to Assignee the Property and agrees that it will convey the Property to Assignee by Deed recorded in the Clerk’s Office for Cook County, North Carolina and execute any further documentation as may be required; and

Assignee acknowledges that in consideration of such transfer Assignor has or will be assigned all of the beneficial trust interest in Assignee.

In addition, the Parties agree to the additional terms and conditions:

I. AGREEMENT AS TO VALUE; CAPITAL CONTRIBUTION. The Assignor and Assignee hereby agree that the value of the Property for purposes of the contribution transaction contemplated hereby is $ 10,778,490 (the “Agreed Property Value”). At the closing of the transactions contemplated hereby (the “Closing”) Assignor shall be credited with a capital contribution to the Assignee equal to the Agreed Property Value as adjusted by the prorations and other provisions of Article VI hereof; plus the value of any accounts, receivables, personalty or other assets transferred by Assignor to Assignee in connection with the contribution of the Property; and, less the amount of any indebtedness secured by the Property and assumed by the Assignee and any other payables or liabilities assumed by the Assignee. Such amount is referred to hereinafter as the “Assignor Capital Contribution.”

II.
REPRESENTATIONS AND WARRANTIES.

In order to induce Assignee to enter into this Agreement, Assignor, knowing that Assignee is relying hereupon represents, warrants as follows:

1. Assignor is the sole owner and has fee simple to the Property and Assignor has the power and authority to enter into this Agreement.

2. Assignor is duly formed a validly existing as a limited liability company under Illinois law.

3. The Property is not subject to any option agreement or other sales contract or to any other lease or other occupancy agreements other than that certain lease dated November 14, 2014 (the “Lease”) to be assigned at closing to Assignee and Assignor will not enter into any agreement which will affect Assignor’s ability to convey the Property to Assignee under this Agreement.

4. There are no pending, or to the best of Assignor’s knowledge, threatened legal proceedings (including condemnation) affecting the property or affecting Assignor’s right to sell the Property and Assignor will give Assignee immediate notice of any such action if received by Assignor.

5. All necessary public utilities including, but not limited to, water lines, electrical lines, gas lines, telephone lines and sanitary and storm sewers are available and adequate for Assignee’s intended use of the Property and may be utilized without any additional cost to Assignee.

6. The Property is zoned as a matter of right for use as a grocery store and Assignor has no written notice of any material violation of any local zoning law, rule or ordinance.

7. If required by applicable law to convey the property, Assignor will use its best efforts to obtain all permits, licenses and other approvals necessary for the conveyance of the property, at Assignor’s cost and expense.

All representations and warranties contained herein shall terminate at closing and be merged into the Deed and other conveyance documents described herein.

Assignee hereby represents and warrants that it is a duly formed Delaware statutory trust and has the power and authority to execute this Agreement and perform its obligations hereunder.

III.
DUE DILIGENCE.

Assignee hereby agrees and acknowledges that it has full access to examine the Property including the condition of title therefore and the physical condition of the Property. Assignee acknowledges that it is satisfied with the condition of said Property and has not relied on any representations and warranties of Assignor in acquiring the same. Assignor agrees to convey the Property to Assignee in an AS IS, WHERE IS condition without any representations or warranties as to its condition or its fitness for any particular use. In addition, the property shall be conveyed to any existing matters of title as recorded in the land records for Cook County, Illinois.

IV.         CONDITIONS OF CLOSING. The obligation of Assignee under this Agreement to acquire the property from Assignor is subject to the satisfaction of each of the following conditions (unless waived in writing by Assignee, on or before the Closing Date):

1. Assignee shall have determined to Assignee’s satisfaction that the property is suitable for its intended use as a grocery store and is in compliance with applicable law.

2. Assignee shall determine there are no covenants, restrictions or other ordinances which would restrict the use of the property for its intended purposes.

3. Assignee shall be satisfied with condition of any and all leases pertaining to the property, any management agreements as may survive closing and any other maintenance and service contracts as may exist with respect to the Property.

4. Assignor shall have complied with all the terms and conditions of this Agreement.

In the event Assignee is not satisfied with the fulfillment of those conditions to Closing, Assignee shall be entitled to terminate this Agreement by delivering written notice to Assignor at any time prior to the Closing Date.

V. CLOSING. Closing shall be held at a mutual time and place as agreed to by the parties and in all events no later than July 15, 2021 (the “Closing Date”). At the closing, Assignor in addition to the other documents required to be delivered under the terms of this Agreement shall cause to be delivered the following to Assignee:

1. A special warranty deed to the Property to be prepared at Assignor’s expense duly executed and acknowledged by Assignor in proper form for recording, conveying good, marketable, insurable fee simple title to the Property subject to all title matters of record.

2. Such affidavits or indemnity agreements as the title company shall reasonably require in order to issue, without additional charges, a policy of title insurance insuring the Property free of any exceptions for unfiled mechanic’s liens, materialmen’s liens or other liens as would apply to the Property.

3. A valid bill of sale conveying unto Assignee all the personal property located at or used in connect with the Property including, without limitation, all mechanical systems, furniture, fixtures and equipment owned by Assignor or used in connection with the Property.

4. An assignment of leases whereby Assignor shall assign to Assignor the Lease, and any subleases and other rental agreements (collectively, “Occupancy Agreements”) existing with respect to the Property. Assignee will agree to perform all obligations under the Lease and any Occupancy Agreements from and after the Closing Date.

5. Assignor shall assign to Assignee its interest in any service, operating or maintenance agreements, management agreements and contracts applicable to the Property. Assignee agrees to assume performance under said agreements from and after the Closing Date.

6. To the extent assignable, Assignor shall assign unto Assignee all transferrable warranties, guarantees, and bonds held by Assignor pertaining to the building and improvements and all governmental licenses, permits and approvals.

7. Assignor shall assign unto Assignee all of its right, title and interest in all other trademarks, trade names and intellectual property related to the property including any websites or social media accounts.

8. Assignor shall assign all other rights, privileges and appurtenances owned by Assignor and used by Assignor in connection with the Property and all other general intangible rights applicable thereto.

Assignor shall indemnify and hold harmless Assignee from and against the use of the Property from and prior to the Closing Date included under any of the rights transferred above. Assignee shall indemnify and hold Assignor harmless from and against any loss or damage to the Property arising from and after the Closing Date and arising under any of the rights transferred hereunder.

At the closing, Assignee and Assignor shall mutually execute a trust agreement (or amendment thereto) of Assignee reflecting Assignor being credited the Assignor Capital Contribution as of the Closing Date.

VI.
TAXES, RENTS AND OTHER PRORATIONS. The following prorations and adjustments shall be made at Closing as of the Closing Date:

1. Real estate taxes and other governmental charges and assessments assessed against the property shall be prorated based upon the current year’s taxes. If, as of the Closing Date, the taxes for the property for the current year have not yet been determined, Assignor and Assignee agree to prorate real estate taxes on the basis of the best available information as of the Closing Date. Assignor and Assignee reserve the right to make any adjustments or re-prorations if more accurate tax information becomes known within one (1) year after the Closing Date.

2. All rent owing with respect to the Property shall be prorated as of the Closing Date, provided any delinquent rents shall not be prorated and when received after closing shall be reimbursed to Assignor when and if collected. At Closing or thereafter, Assignor shall deliver to Assignee a current rent roll reflecting the current status of the Lease and Occupancy Agreements (if any) existing with respect to the Property.

3. Assignor and Assignee shall coordinate for the transfer of all utilities with respect to the Property such that Assignor shall be responsible for all fees and charges from such utilities for the date arising prior to the Closing Date and Assignee shall be liable for the payment of all such utilities from the date arising after the Closing Date. The parties agree to reasonably cooperate in connection with the transfer of the utilities in the manner set forth above.

4. All other recording taxes and other charges applicable to the transaction set forth in this Agreement shall be allocated in accordance with local law and custom. Each side shall pay its own legal expenses arising from and related to this transaction.

5. Upon mutual agreement of the parties any tax, rent and utility prorations may occur outside of the settlement statement for this transaction, but in any event within 30 days of Closing.

VII.        DEFAULT. In the event either party shall default under this Agreement, the non-defaulting party shall be entitled to all rights and remedies as may be available at law or in equity. In the event of either party’s default the non-defaulting party shall be entitled, to recover its reasonable legal fees incurred in enforcing such party’s rights under this Agreement.

VIII.
MISCELLANEOUS.

1. All notices hereon shall be in writing and shall be deemed to have been properly given when sent by registered or certified mail, return receipt requested, postage prepaid addressed to the respective parties herein as follows:

ASSIGNOR:
RF Grocery, LLC
c/o GK Development, Inc., d/b/a
GK Real Estate
257 East Main Street, Suite 200
Barrington, IL 60010
Attn: Garo Kholamian

ASSIGNEE:
RF Grocery, LLC
c/o GK Development, Inc., d/b/a
GK Real Estate
257 East Main Street, Suite 200
Barrington, IL 60010
Attn: Garo Kholamian

2. Neither Assignor nor Assignee shall assign its rights under this Agreement without the agreement of the other party.

3. All the representations and warranties contained in this Agreement shall be merged into the deed and other conveyance documents delivered at closing and shall not survive the Closing Date. All covenants, representations and warranties shall be true and accurate as of the Closing Date, notwithstanding the fact that said covenants, representations and warranties may refer to a state of facts as a date prior to the Closing Date.

4. Assignor and Assignee agree that there are no real estate commissions due with regard to this Agreement.

5. This Agreement sets forth the entire agreement between the parties with respect to the transaction contemplated hereby and supersedes all prior negotiations, agreements and understandings. Any changes to this Agreement shall be made only in writing executed by the party or parties thought to be charged thereby.

6. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

7. This Agreement shall be governed by, construed and enforced under the laws of the State of Illinois.

(Signatures Follow)

IN WITNESS WHEREOF, the Assignor and Assignee execute their signature to this Agreement as set forth below.

ASSIGNOR:

RF GROCERY, LLC, an
Illinois limited liability company

By:
GK Development, Inc., an
Illinois corporation, d/b/a GK Real Estate
Its:
Manager

By:
_______________________
Name:
_______________________
Title:
_______________________

ASSIGNEE:

GK DST – RIVER FOREST GROCERY, a
Delaware statutory trust

By:
River Forest Grocery – GK Services LLC, a
Delaware limited liability company
Its:
Signatory Trustee

By:
_______________________
Name:
_______________________
Title:                      _______________________

EXHIBIT A

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